CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-267740) of our audit report dated February 14, 2024, with respect to the balance sheet of Global-Smart.Tech as of May 31, 2023, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended May 31, 2023. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us as experts in such Registration Statement.

Spokane, Washington

September 6, 2024